Exhibit 15.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Shell Company Report on Form 20-F of our report dated March 27, 2025, which includes an explanatory paragraph relating to the Perception Capital Corp. IV’s ability to continue as a going concern, relating to the consolidated financial statements of Perception Capital Corp. IV as of December 31, 2024 and 2023 and for the years then ended. We also consent to the reference to us under the caption “Statement by Experts”.

/s/ WithumSmith+Brown, PC

New York, New York

July 1, 2025